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                       BlackRock MuniEnhanced Fund, Inc.
                              File No. 811-05739
        Item No. 77I (Terms of New or Amended Securities) -- Attachment

A copy of an amendment to the Series W-7 Variable Rate Demand Preferred Shares Notice of Special Rate Period is attached under Sub-Item 77Q1(a).